EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated February 8, 2002 (except for Note 3, as to which the date is March 13, 2002), accompanying the consolidated financial statements included in the Annual Report of Xybernaut Corporation, on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement of Xybernaut Corporation on Form S-3 to be filed on or about November 15, 2002, and the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Vienna, Virginia
November 15, 2002